AMENDMENT ONE TO

MANUFACTURING AGREEMENT

This is Amendment #1 (“Amendment”) to the Manufacturing Agreement  previously entered into by and between INTEGRAL TECHNOLOGIES, INC., a Nevada corporation (“Integral”) and JASPER RUBBER PRODUCTS, INC. (“Jasper”) effective as of November 21, 2006 (the “Agreement”).  This Amendment is effective as of July 19, 2007 (“Amendment Effective Date”).

RECITALS

WHEREAS, Integral and Jasper desire to amend the Agreement to provide for the sale of Products by Jasper on Integral’s behalf; and

WHEREAS, Jasper desires to sell the Products;

THEREFORE, Integral and Jasper amend the Agreement as follows:

AMENDMENT

A.	Effect of Amendment

This Amendment amends the Agreement.  Except as provided in this Amendment, all of the terms and conditions of the Agreement remain in full force and effect.  To the extent there is a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.  Capitalized terms not defined in this Amendment shall have the meaning assigned to them in the Agreement.

B.	Amended Terms

I.	The following definition is added to Section 1 of the Agreement:

“Initial Sales Period” means the period of time beginning on the Amendment Effective Date and continuing until the last day of the month during which the cumulative gross sales of Products reach Seventy-Five Thousand U.S. Dollars (US$75,000.00).

II.	The following is hereby added as a new Section 2.9 of the Agreement:

“2.9	Authorization for Jasper to Sell Products.

2.9.1
Authorization.  Subject to the terms of this Agreement, Integral grants Jasper the right to take orders for and sell Products to customers on Integral’s behalf.  The parties acknowledge and agree that Integral’s obligations under Sections 2.2, 2.3, 2.4, 2.5 and 2.8 shall not apply to Products sold by Jasper to customers on Integral’s behalf. Nothing in this Section 2.9.1 shall limit Integral’s right to authorize other third parties to sell the Products, provided that Jasper and Integral will mutually agree on the payment terms for any manufacturing services provided by Jasper in connection with the sale of Products by such third party.

2.9.2	Pricing. The parties acknowledge and agree that Jasper will not sell Products to customers for less than Thirty U.S. Dollars (US$30.00) per pound unless otherwise mutually agreed to in writing.

2.9.3.
Warranties.  Jasper may not make any warranty or representation about the Products except as specifically set forth in the materials provided by Integral to Jasper or otherwise mutually agreed to in writing.”

III.	The following is added as a new Section 3.6 of the Agreement:

“3.6
Limited Authorization to Sell Products.  Notwithstanding anything to the contrary in this Section 3, Jasper’s authorization to sell Products pursuant to Section 2.9 shall continue until five (5) years after the Amendment Effective Date, and will extend automatically for successive additional periods of five (5) years unless (a) either party provides the other with written notice of non-renewal at least ninety (90) days prior to the commencement of the applicable renewal period or (b) the Agreement is otherwise terminated as provided herein.”

IV.	Section 4 of the Agreement is deleted and replaced with the following new Section 4:

“4.	PRICE, INVOICING AND PAYMENT

4.1           Hourly Payment.  During the Initial Sales Period, Integral will pay Jasper an hourly fee of One Hundred Dollars (US$100.00) per hour (“Hourly Rate”) for all manufacturing and sales services requested by Integral and performed by Jasper in connection with this Agreement (“Fulfillment Services”).  Following the Initial Sales Period, Integral shall not be required to pay the Hourly Rate for Fulfillment Services performed by Jasper.

4.2           Sales Royalty.  During the Initial Sales Period, Jasper will pay Integral one hundred percent (100%) of the Gross Margin (as defined below) from the sale of Products.  Following the expiration of the Initial Sales Period, Jasper will pay Integral a royalty equal to seventy-seven and one-half percent (77.5%) of the Gross Margin from the sale of Products (the “Royalty”).

4.3           Gross Margin.  For purposes of the Royalty calculation in Section 4.2, “Gross Margin” means the actual amount paid by customers to Jasper for the Product, less the sum of: (i) the materials cost, (ii) the direct labor costs   (iii) the overhead costs, and (iv) the selling, general and administrative overhead costs, all as used in the manufacture of the Products and as set forth in the attached Schedule A, which may be updated from time to time by mutual written agreement of the parties.

4.4           Jasper Manufacturing Costs will be defined as (i) direct labor costs (ii) the overhead costs, and (iii) the selling, general and administrative overhead costs, all used in the manufacture of the Products and as set forth in the attached Schedule A, which may be updated from time to time by mutual consent of the parties.

4.5           Payment Terms.

4.5.1
Hourly Rate.  Within ten (10) days of the end of each calendar month in the Initial Sales Period, Jasper will provide Integral with an invoice setting forth the number of hours worked by Jasper in connection with each delivery of Products during the previous calendar month identified by the applicable purchase order, product code, callout numbers or other applicable reference.  Integral agrees to pay Jasper the Hourly Rate (i) net ten (10) days from the date of the invoice less a one percent (1%) discount on the fee set forth in such invoice or (ii) net thirty (30) days from the date of the invoice with no discount.

4.5.2	Royalties. Within ten (10) days after the end of each calendar month Jasper will provide a Royalty Statement to Integral for approval. Such Royalty Statement will indicate the following:

(i) Sales of the Product for the previous month.

(ii) Material costs associated with the Product for the previous month.

(iii) Jasper Manufacturing Costs associated with the Product Sales for the previous month.

Integral will provide approval of such Royalty Statement to Jasper within 3 days after receipt of such.

4.5.3
Payment of Royalties. Within ten (10) days after the end of each calendar month Jasper will provide a Cash Receipt Statement to Integral for approval. Such Cash Receipt Statement will show all cash receipts for the previous month relating to Product Sales. Such Cash Receipt Statement will show the proportionate share due to Jasper for Jasper Manufacturing Costs and the proportionate share due to Integral for Sales Royalty.

Integral will provide approval of such Cash Receipt Statement to Jasper within 3 days after receipt of such.

Within 2 days after receipt of Integral’s approval Jasper will issue payment to Integral.

4.5.3
General.  If the date payment is due is a weekend or is a holiday recognized by the party sending the payment, the payment will be made on the immediately following workday.  The instruction for sending payments to Jasper is:

Jasper Rubber Products, Inc.
P.O. Box 660233
Indianapolis, Indiana  46266-0233

All invoices, reports and payments will be sent to Integral at the following address:

Integral Technologies, Inc.
805 West Orchard Street, #7
Bellingham, Washington  98225

4.6           Books and Accounting.  Jasper will maintain books of accounts relating to the Royalties in sufficient detail so as to allow for verification of the Royalties actually paid.  Integral may, at its expense, have a certified public accountant, reasonably acceptable to Jasper, audit these books solely for the purpose of verifying the accuracy of Royalties paid and accompanying royalty statements, and make photocopies of such records for the certified public accountant’s use, during normal business hours upon thirty (30) days prior written notice to Jasper, but no more frequently than once a year and not later than three (3) years after the statement was rendered.  Any costs associated with an audit shall be borne by Integral unless there is a discrepancy of more than five percent (5%) between Royalties actually paid and Royalties actually owed in a given month, in which case Jasper will bear the actual and documented costs of such audit.

4.7           Taxes and Law Changes.  As between Jasper and Integral, Jasper shall be responsible for any sales or use taxes relating to the transfer or sale of the Products to customers.  If a change in law or regulation affecting the price of Jasper Raw Materials or the production or sale of the Products after the date hereof shall increase the cost to Jasper, Jasper and Integral shall negotiate a mutually agreeable adjustment to the Hourly Rate and/or Royalties to offset such increased cost from a change in law or regulation.”

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C.           Entire Amendment

This Amendment and the Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and merge all prior and contemporaneous communications.  They shall not be further modified except by a written agreement dated subsequent to the Amendment Effective Date and signed on behalf of Integral and Jasper.

IN WITNESS WHEREOF, this Amendment has been executed by the parties as of the Amendment Effective Date.

INTEGRAL TECHNOLOGIES, INC.	JASPER RUBBER PRODUCTS, INC.

BY: /s/ W.A. Ince	BY: /s/Douglas R. Mathias

ITS: President	ITS: President & CEO

Before me, a Notary Public, in and for said County and State, personally appeared the within named William A. Ince, President of INTEGRAL TECHNOLOGIES, INC., who acknowledged the execution of the foregoing Amendment One to Manufacturing Agreement to be their voluntary act and deed and to be the voluntary act and deed of said corporation.

WITNESS my hand and Notarial Seal this 19 day of July, 2007.

/s/Rebecca K. Howell
Notary Public -

My Commission Expires: March 27, 2010.  My County of Residence is: Whatcom

STATE OF WASHINGTON	)
)
COUNTY OF WHATCOM	)

Before me, a Notary Public, in and for said County and State, personally appeared the within named Douglas R. Mathias, President & CEO of JASPER RUBBER PROUDUCTS, INC., who acknowledged the execution of the foregoing Amendment One to Manufacturing Agreement to be their voluntary act and deed and to be the voluntary act and deed of said corporation.

WITNESS my hand and Notarial Seal this 19th day of July, 2007.

/s/ Janelle Durcholz
Notary Public -

My Commission Expires: October 19, 2007. My County of Residence is: Dubois

STATE OF INDIANA	)
)
COUNTY OF DUBOIS	)